Exhibit 99.1

KemPharm Appoints Tamara A. Seymour to Board of Directors

Celebration, FL – August 18, 2021 – KemPharm, Inc. (NASDAQ: KMPH), a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs, announced today the appointment of Tamara A. Seymour to serve on its Board of Directors and as Chair of the Audit Committee.

Ms. Seymour brings to KemPharm more than 30 years of life sciences industry experience, including 20 years in the role of chief financial officer. She currently serves as a board member and audit committee chair of Artelo Biosciences, Inc. and Kintara Therapeutics, Inc., both publicly-traded clinical-stage biopharmaceutical companies.

“The addition of Tamara to our Board of Directors and her appointment as Chair of the Audit Committee comes at an important phase in the evolution of KemPharm and continues what has been a transformative period for the company,” said Travis C. Mickle, Ph.D., KemPharm’s Chairman, President and Chief Executive Officer.  “Tamara possesses an unrivaled combination of financial and life sciences industry experience, which will bring new perspective and a depth of business acumen that will benefit our shareholders as we seek to leverage our strong financial position to target organic and external growth opportunities that, we believe, will ultimately build shareholder value.  On behalf of the Board, I am pleased to welcome Tamara to KemPharm and look forward to benefitting from her knowledge and expertise.”

Ms. Seymour has served as CFO for several companies, including Signal Genetics, Inc. (now Viridian Therapeutics, Inc.), a publicly-traded molecular diagnostics company, HemaQuest Pharmaceuticals, Inc., a venture-backed clinical-stage drug development company and Favrille, Inc. (now MMR Global, Inc.), a publicly-traded clinical-stage drug development company, and Interim CFO for Immunic, Inc., a publicly-traded clinical-stage drug development company.  Her extensive experience includes leading multiple private and public financings, M&A transactions, the initial public offering for Favrille, as well as leading finance, investor relations, human resources, administration, and managed care payor reimbursement functions.

Ms. Seymour also served in public accounting for eight years, primarily with Deloitte & Touche LLP and PricewaterhouseCoopers LLP. Ms. Seymour is a Certified Public Accountant (inactive). She earned an MBA, emphasis in Finance, from Georgia State University, and a BBA, emphasis in Accounting, from Valdosta State University.

"It is an honor to join the KemPharm Board at this exciting and transformational juncture for the Company.  I look forward to working with the Board and management to build upon the work that has been done to create long-term value for all stakeholders," said Ms. Seymour.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT® (Ligand Activated Therapy) technology.  KemPharm utilizes its proprietary LAT® technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, stimulant use disorder (SUD) and CNS rare diseases, including idiopathic hypersomnia (IH). KemPharm’s lead clinical development candidate for the treatment of SUD, KP879, is based on its prodrug of d-methylphenidate, known as serdexmethylphenidate (SDX). In addition, KemPharm has received FDA approval for AZSTARYS™, a new once-daily treatment for ADHD in patents age six years and older, and for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and KemPharm’s other filings with the Securities and Exchange Commission. KemPharm is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:

Tiberend Strategic Advisors, Inc.

Jason Rando/Maureen McEnroe, CFA

(212) 375-2665 / 2664

jrando@tiberend.com

mmcenroe@tiberend.com